Exhibit 10.2
SECONDMENT AGREEMENT
    This Secondment Agreement (“Agreement”), executed on this 4th day of May, 2021 (the “Effective Date”), by and between IPG Photonics Corporation, a Delaware corporation (“Photonics”), IPG Laser GmbH, a German limited liability company (“Laser”), and Evgeny Scherbakov, (“Executive”). Photonics, Laser and Executive are referred to jointly below as the “Parties.”
    WHEREAS, Laser employs Executive in accordance with the terms of a service agreement most recently amended and restated effective May 30, 2019 (the “2019 Employment Agreement”);
    WHEREAS, Laser intends to second Executive to Photonics in order to serve as Chief Executive Officer of Photonics, which is the parent company of Laser; and
WHEREAS, in consideration of the new role and responsibilities of Executive, the 2019 Employment Agreement will be revised effective May 4, 2021 to modify his compensation and other provisions (as amended, the “Laser Employment Agreement”).
    NOW, THEREFORE, in consideration of the employment of Executive, the mutual terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Service. Executive will be seconded and employed by Photonics in the position of Chief Executive Officer. Executive will report to the Board of Directors of Photonics (the “Board”). Executive will have such powers and duties commensurate with the position of Chief Executive Officer of a company of the size and nature of Photonics and such other duties as shall be assigned from time to time by the Board, subject to applicable laws and ethical duties. Executive will continue to serve as Geschäftsführer of Laser during the Term.
2.Term. Laser shall second the Executive to Photonics on for the initial duration of the secondment (the “Initial Secondment Term”) to provide the services in accordance with the terms of this Agreement. The Initial Secondment Term shall commence on the effective date of this Agreement and shall continue until the later of: (i) December 31, 2022; or (ii) the date the Agreement is terminated by a Party giving not less than one hundred eighty (180) calendar days prior written notice, subject to Section 8 and Section 9 of this Agreement. The term of secondment shall be renewed automatically for successive periods of one (1) year each (a “Renewal Term”) after the expiration of the Initial Secondment Term, unless one of the Parties provides the other two Parties with written notice to the contrary at least one hundred eighty (180) calendar days prior to the end of the Initial Secondment Term or any Renewal Term. The Initial Secondment Term and any Renewal Terms are collectively referred to herein as the “Term.” If any of the Parties elect not to renew the Term of this Agreement in accordance with this Section 2, this Agreement shall terminate upon expiration of the then-current Term and the Executive shall return to full-time employment with Laser subject to the terms of the Laser Employment Agreement.
3.Executive’s Employment. The Laser Employment Agreement shall remain in force during the Term. Laser shall make any necessary changes to the terms of the Laser Employment Agreement to require the Executive comply with the procedures and policies of Photonics, so that Laser can second the Executive to Photonics to provide services in accordance with the terms of this Agreement (“Services”). The Executive shall comply with the terms of the Laser Employment Agreement during the Term and Photonics shall not, and shall not require the Executive, to do anything that shall breach the Laser Employment Agreement. Laser shall notify Photonics of any change in the Laser Employment Agreement during the Term.
4.Compensation.
(a)    Laser shall continue to pay the Executive’s entire salary, annual incentive and any allowances under the Laser Employment Agreement, provide any benefits due to the Executive or his dependents, make any payments to third parties in relation to the Executive and make any deductions that Laser is required to make from the Executive’s salary and other payments, including those required by law in Photonics’ country of operation, unless the parties otherwise agree.

(b)    Not less than once each quarter, the Executive shall provide Photonics and Laser with the number of days that Executive was in the United States, Germany and other countries. Based upon such location report, Photonics and Laser shall calculate the amount of Executive’s income is attributable to Photonics and Laser, and Photonics shall pay Laser a sum equivalent to the allocation of time that the Executive spent in the United States, less applicable federal and state income, employment and other taxes that Photonics is required to withhold from Executive, which Photonics shall remit to the appropriate federal and state agencies. Laser shall not withhold German taxes on the Executive’s compensation allocated to the United States.

(c)    Laser shall send Photonics an invoice documenting the amount due on a quarterly or monthly basis, as the Parties may agree. Such invoices shall be payable by Photonics within ten (10) business days of receipt of the invoice.
5.Benefits. Photonics shall reimburse the Executive directly (on a tax-free basis) for all reasonable travel, accommodation and other expenses wholly, exclusively and necessarily incurred by the Executive during the Term in or in connection with the provision of Services in the United States, if such expenses are evidence in such manner as Photonics may specify from time to time. These reimbursable expenses include rental housing in Massachusetts, a car lease, moving costs, and business class air and other transportation costs for the Executive and his wife. Photonics also shall provide Executive with and cover the costs (on a tax-free basis) for health and disability insurance coverage in the United States and tax preparation services for taxes due to the United States and Germany. While on secondment to Photonics, the Executive will be responsible for his global tax liability, with the exception of the tax allocable to his U.S. assignment-related allowances.  All taxes due on the U.S. assignment-related allowance will be borne by Photonics.
6.Management During the Secondment.
(a)    Notwithstanding anything to the contrary in the Laser Employment Agreement, Photonics or the Board shall handle all matters under the Laser Employment Agreement requiring action, investigation and/or decisions by Laser or Photonics, including in particular (by way of illustration only and without limitation) periods of annual, sick or other leave; absence of the Executive for any other reason; any complaint about the Executive (whether or not that would be dealt with under Laser's appropriate disciplinary procedure, if applicable) and any complaint, issue, or grievance raised by the Executive (collectively, “Management Issues”). Laser shall refer any Management Issues concerning the Executive that come to its attention to Photonics as soon as reasonably practicable. Laser shall provide any information, documentation, access to its premises and employees and assistance (including but not limited to giving witness evidence) to Photonics to deal with any Management Issues concerning the

Executive whether under Laser’s internal procedures or before any regulatory authority, governmental or quasi-governmental organization, court, or tribunal.

(b)    Photonics shall have management over day-today organization of the Executive’s activities and shall handle all matters arising under this Agreement requiring action which are not Management Issues addressed in the Laser Employment Agreement.

(c)    Both Laser and Photonics shall inform the other as soon as reasonably practicable of any other significant matter that may arise during the Term relating to the Executive or the Executive’s employment.
7.Other Activities. The secondment of the Executive together with the continuing services to Laser shall be on a full-time basis, but the Executive may be an investor or otherwise have an interest in or serve on the board of directors or advisory board to other businesses, partnerships, and entities so long as: (i) the other activities of the Executive do not (1) materially interfere with the performance of Executive’s duties to Photonics, (2) violate the other provisions of this Agreement, the Laser Employment Agreement, or Photonics’ Code of Conduct, or (3) causes Executive to violate the Restrictive Covenants defined and incorporated herein in Section 11 of this Agreement; and (ii) Executive discloses all such activities to the Chair of the Board’s Compensation Committee in writing, provided that, Executive may not serve on the board of directors of a private or publicly traded company (other than Photonics or a not-for-profit organization) without the Board’s Compensation Committee’s written consent and Executive may not serve as chairman of another publicly traded company without the Board’s written consent. Nothing in this provision or this Agreement limits or restricts Executive’s duties and obligations, including the duty of loyalty, that arise under the law.
8.Termination by Photonics. Photonics may terminate this Agreement with immediate effect without notice: (i) upon the termination of the Laser Employment Agreement; (ii) if Laser is guilty of any serious or repeated breach of the terms of this Agreement; or (iii) if permitted by law, if Laser becomes bankrupt or makes any arrangement or composition with or for the benefit of its creditors.
9.Termination by Laser. Laser may terminate this Agreement with immediate effect without notice: (i) upon termination of the Laser Employment Agreement; (ii) if Photonics is guilty of any serious or repeated breach of the terms of this Agreement; or (iii) if permitted by law, if the Photonics becomes bankrupt or makes any arrangement or composition with or for the benefit of its creditors.
10.Data Protection. Executive and Laser confirm that the Executive hereby consents to Photonics processing data relating to the Executive for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in any applicable legislation) relating to the Executive including, as appropriate and to the extent permitted by local laws: (i) information about the Executive’s physical or mental health or condition in order to monitor sick leave and make decisions as to the Executive’s fitness for work; (ii) the Executive’s racial or ethnic origins or religious or similar beliefs in order to monitor compliance with the equal opportunities legislation; (iii) information relating to any criminal proceedings in which the Executive has, or is alleged to have, been involved for insurance purposes and to comply with legal requirements and obligations to third parties; and (iv) any other sensitive personal data as necessary in connection with the performance of Services under this Agreement. Executive and Laser confirm that the Executive hereby consents to Photonics transferring such information to Photonics’ business contacts in any jurisdiction to further Photonics’ business and making such information available to those who provide products or services to Photonics, regulatory authorities, governmental or quasi-governmental organizations, and potential purchasers of Photonics or any part of Photonics’ business.
11.Restrictive Covenants. In consideration of the substantial increase in compensation that Executive receives from the change in his role and responsibilities to Chief Executive Officer of Photonics, Executive has executed and delivered to Photonics a Confidentiality, Non-Competition and Confirmatory Assignment Agreement contemporaneous with the date of this Agreement (together with any similar or successor agreements, referred to herein as the “Restrictive Covenant Agreement”), and Executive agrees that, as part of this Agreement, Executive shall comply with the terms of the Restrictive Covenants. Notwithstanding Section 10(iii) of the Laser Service Agreement, if (a) Executive terminates service other than for Good Reason and, thus, is not entitled to the payments and benefits under Section 10(ii) of the Laser Employment Agreement, and (b) (i) Executive receives a written offer of employment during the Non-Competition Period set forth in Section 2(a) of the Restrictive Covenant Agreement, or (ii) Executive is not able to find suitable employment in his field in relation to his skills, position and base salary, which employment would not contravene Section 2(a) of the Restrictive Covenant Agreement, after a good faith effort by Executive to search for such employment, and (iii) Photonics notifies Executive that it intends to enforce the non-compete provisions of such Section 2(a) of the Restrictive Covenant Agreement against Executive, then Photonics shall pay to Executive an amount equal to the semi-monthly amount of Executive’s Base Salary for each semi-monthly payroll period beginning (A) on the effective date of the written offer of employment referred to above or (B) during the period in which Executive is not able to find suitable employment, and ending on the earliest to occur of (I) the end of the Non-Competition Period set forth in such Section 2(a), or (II) the date as of which Executive begins new employment with an employer, which employment would not contravene Section 2(a) of the Restrictive Covenant. For the avoidance of doubt, the non-competition and other provisions of the Restrictive Covenant Agreement in all events shall continue to apply until the end of the Non-Competition Period set forth in Section 2(a) of the Restrictive Covenant Agreement, regardless of Executive’s new employment with an employer that would not contravene Section 2(a) of the Restrictive Covenant Agreement, the subsequent termination of such employment, or any other event.
12.Indemnification. Photonics shall maintain a directors’ and officers’ liability insurance policy covering the Executive on the same basis as in effect for its other senior executive employees and shall provide indemnity to the Executive by a separate, written indemnification agreement.
13.Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to any jurisdiction’s conflicts of law provisions.
14.Severability. In the event that any provision of this Agreement shall be determined to be invalid, illegal, or otherwise unenforceable or contrary to law or public policy, the enforceability of the other provisions in this Agreement shall not be affected thereby.
15.Assignment; Successors. Executive recognizes that this is an agreement for personal services and that the Executive may not assign this Agreement. The Agreement shall inure to the benefit of and be binding upon Photonics successors and assigns.
16.Entire Agreement/Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the Parties hereto with respect to the subject matter hereof. This Agreement may not be amended except by written agreement by all Parties.

17.Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to each of the other Parties hereto. A copy of this Agreement that is executed by a Party and transmitted by that Party to the other Parties by facsimile or as an attachment (e.g., in “.tif” or “.pdf” format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that Party’s original signature.
18.Waiver. The failure of any Parties to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the Parties to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the Party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.
19.Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s secondment or the termination of that secondment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration by a single arbitrator in any forum and form agreed upon by the Parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Worcester, Massachusetts, by a single arbitrator, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Parties may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 18 shall be specifically enforceable. Neither the Parties nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all Parties. Notwithstanding the foregoing, this Section 19 shall not preclude any Party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 19. Punitive and consequential damages shall not be permitted as an award and every Party shall bear the fees and expenses of its own counsel and expert witnesses.
20.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 19 of this Agreement, the Parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, Worcester Division. Accordingly, with respect to any such court action, Laser and Executive (i) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
21.Survival. All Sections of this Agreement survive beyond the Term, except Sections 1 through 7, and as otherwise specifically stated.
IN WITNESS WHEREOF, this Secondment Agreement has been duly executed:

IPG PHOTONICS CORPORATION        IPG LASER GmbH
By: /s/ Valentin P. Gapontsev                By: /s/ Valentin Fomin
Title: Executive Chairman                Title: Geschäftsführer

/s/ Evgeny Scherbakov
Evgeny Scherbakov